Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	January 22, 2018
Contact:	Kevin McPhaill, President/CEO
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP REPORTS EARNINGS

Porterville, CA – January 22, 2018 – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced its unaudited financial results for the quarter and the year ended December 31, 2017.  Sierra Bancorp recognized consolidated net income of $4.044 million for the fourth quarter of 2017, reflecting a decline of $1.473 million, or 27%, relative to the fourth quarter of 2016 for the following reasons, many of which represent non-recurring items:  the Company recorded a $2.710 million charge in its income tax provision in the fourth quarter of 2017 to write down its deferred tax asset subsequent to congressional approval of a lower corporate income tax rate; net interest income increased by 27% due to a higher average balance of interest-earning assets, an improved core net interest margin, and $572,000 in net interest recoveries on non-accrual loans in the fourth quarter of 2017; we recorded a negative loan loss provision in the fourth quarter of 2017, enabled by the recovery of previously charged-off principal subsequent to nonperforming loan payoffs; non-interest income was about the same, since increases in service charge income and a relatively strong level of non-recurring income were offset by a drop in dividend income from the Federal Home Loan Bank and investment losses taken in the fourth quarter of 2017; and, non-interest expense increased by 30%, due to higher operating costs reflecting our recent acquisitions and de novo branch openings, and non-recurring costs incurred in the fourth quarter of 2017 including acquisition costs.  For the fourth quarter of 2017 the Company’s return on average assets was 0.68%, return on average equity was 6.53%, and diluted earnings per share were $0.26.

For the year in 2017 the Company recognized net income of $19.539 million, which represents an increase of 11% relative to 2016.  The Company’s financial performance metrics for 2017 include an annualized return on average equity of 8.82%, a return on average assets of 0.93%, and diluted earnings per share of $1.36.

Total assets, loans and deposits increased to record levels at December 31, 2017 thanks in large part to the Ojai Community Bank acquisition that was consummated at the beginning of the fourth quarter, as well as strong organic loan growth.  We ended 2017 with total assets of $2.340 billion, representing an increase of $307 million, or 15%, for the year.  The increase in assets resulted primarily from the impact of the acquisition, organic growth in real estate loans and an increase in investment securities, partially offset by lower utilization on mortgage warehouse lines and a declining level of cash and balances due from banks.  Gross loans totaled $1.558 billion at December 31, 2017, for an annual increase of $295 million, or 23%.  Total nonperforming assets increased by $854,000, or 10%, during 2017 due to a $3.256 million increase in foreclosed assets primarily attributable to the Ojai acquisition, net of a $2.402 million reduction in nonperforming loans.  Deposits totaled $1.988 billion at December 31, 2017, representing an increase for the year of $293 million, or 17%, and reflecting very balanced growth relative to the volume increase in loans.  Non-deposit borrowings were reduced by $43 million during 2017.

Sierra Bancorp Financial Results

January 22, 2018

“Push yourself again and again.  Don’t give an inch until the final buzzer sounds.” – Larry Bird

“Looking back at 2017, we are pleased to see strong results as our loans and deposits grew 23% and 17%, respectively, for the year while assets increased by 15%,” stated Kevin McPhaill, President and CEO.  “The fourth-quarter acquisition of Ojai Community Bank certainly impacted our numbers, but organic loan growth was also pronounced.  Of particular importance, net income grew by 11% relative to 2016, inclusive of a deferred tax asset adjustment in 2017 due to the change in the Federal tax rate,” he added.  “While we continue to focus on organic growth in 2018, we will also experience the benefit of a lower Federal tax rate and enjoy the full impact of the Ojai acquisition.  Moreover, we expect to realize additional efficiencies as we continue to expand and grow,” McPhaill noted further.  He concluded by stating, “Our 2017 results are directly due to our team of bankers and their drive to continue pushing for our Bank’s success – we are proud of their efforts and are working for an even better 2018!”

Financial Highlights

As noted above, net income fell by $1.473 million, or 27%, in the fourth quarter of 2017 relative to the fourth quarter of 2016, but increased by $1.972 million, or 11%, for the year in 2017 as compared to 2016.  Significant variances in the components of pre-tax income and in our provision for income taxes, including some items of a nonrecurring nature, are noted below.

Net interest income was up by $4.777 million, or 27%, for the fourth quarter, and $10.519 million, or 16%, for the year due primarily to growth in average interest-earning assets totaling $334 million, or 19%, for the fourth quarter of 2017 over the fourth quarter of 2016 and $235 million, or 14%, for the year in 2017 over 2016.  Organic growth was a factor in the increase in average earning assets, but the comparative results were also materially affected by our recent acquisitions, namely Coast National Bank in mid-2016 and Ojai Community Bank in the fourth quarter of 2017.  The favorable impact of higher interest-earning assets was supplemented by an increase of 27 basis points in our net interest margin for the comparative quarters, and an increase of nine basis points for the year.  The net interest margin improvement reflects the fact that loan yields have increased more rapidly than deposit rates as market interest rates have gone up, as well as the fact that our acquisitions have resulted in stronger growth in loans relative to lower-yielding investment balances.  Non-recurring interest items have also had a substantial impact on the comparative results, including net interest recoveries of $572,000 in the fourth quarter of 2017 relative to $381,000 in the fourth quarter of 2016, and net interest recoveries totaling $736,000 for the year in 2017 as compared to $563,000 in 2016.  Non-recurring interest items include interest recoveries on non-accrual loans, interest reversals for loans placed on non-accrual status, accelerated fee recognition for loan prepayments, and late fees.  It should also be noted that approximately seven basis points of our fourth quarter 2017 net interest margin and five basis points of our 2017 margin can be attributed to discount accretion on loans from our whole-bank acquisitions.

As noted above, we recorded a $1.440 million loan loss provision reversal in the fourth quarter of 2017.  The reversal came subsequent to the recovery of previously charged-off principal on nonperforming loans, including $1.685 million from a single relationship that paid off during the quarter.  Since the Company recorded a $300,000 provision in the second quarter of 2017, our negative provision for the year was $1.140 million.  There was no provision for loan losses in 2016.

Total non-interest income was about the same in the fourth quarter of 2017 as in the fourth quarter of 2016, but increased by $2.541 million, or 13%, for the comparative annual periods.  Significant variances within non-interest income include the following:  increases in deposit service charges totaling $350,000, or 13%, for the quarter and $1.079 million, or 11%, for the year, resulting from fees earned on a higher number of deposit accounts as well as a higher level of commercial deposit account

Sierra Bancorp Financial Results

January 22, 2018

activity and additional fees on higher-risk accounts; increases in bank-owned life insurance (BOLI) income totaling $199,000 for the quarter and $646,000 for the year, due to higher income on BOLI associated with deferred compensation plans and improved income crediting rates on other BOLI policies; a drop in other non-interest income of $61,000, or 2%, for the fourth quarter, as higher debit card interchange income was more than offset by a declining level of dividends on our Federal Home Loan Bank stock, including the impact of a $276,000 special dividend in the fourth quarter of 2016; and, for the year-to-date comparison, an increase in other non-interest income of $539,000, or 7%, as increases in debit card interchange income and other activity-based fees outpaced the drop in FHLB dividend income.  Furthermore, we took $484,000 in losses on investment securities sold in the fourth quarter of 2017 as compared to a slight gain in the fourth quarter of 2016, but we realized net gains of $500,000 on the sale of investments for the year in 2017, representing an increase of $277,000 relative to the prior year.   Also of note, we received non-recurring income in the form of life insurance payments on former employees totaling $503,000 the fourth quarter of 2017 and $489,000 in the fourth quarter of 2016.

Total non-interest expense was up by $4.465 million, or 30%, for the fourth quarter of 2017 relative to the fourth quarter of 2016 and increased by $7.388 million, or 13%, for the comparative years.  The largest component of non-interest expense, salaries and benefits, increased by $1.792 million, or 25%, for the fourth quarter and $4.054 million, or 15%, for the year due in large part to expenses for employees retained subsequent to our acquisitions, staffing costs for de novo branch offices that commenced operations in 2017, and for the fourth quarter, higher costs for temporary employees and overtime related to the Ojai whole-bank and Woodlake branch acquisitions and system conversions.  The increase also includes salary adjustments in the normal course of business, costs for non-acquisition related staff additions, a relatively large increase in group health insurance costs, and for the year-to-date comparison, higher equity incentive compensation stemming from stock options granted in February of 2017.  Salaries directly related to successful loan originations, which are deferred and amortized as loan costs and thus reduce current period compensation expense, fell by $148,000 for the fourth quarter comparison but increased by $424,000 for the year.

Occupancy expense increased by $581,000, or 28%, in the fourth quarter of 2017 over the fourth quarter of 2016 and by $1.824 million, or 23%, for the comparative years.  The increases resulted from ongoing occupancy costs associated with branches added via acquisitions as well as our de novo branches, higher rent and depreciation expense in other locations, and some non-recurring expenses associated with de novo branch openings.

Other non-interest expense was up by $2.092 million, or 38%, for the quarter and $1.510 million, or 7%, for the year.  This line item includes nonrecurring acquisition costs, which totaled $1.641 million in the fourth quarter of 2017 relative to $374,000 in the fourth quarter of 2016, and $2.225 million for the year in 2017 as compared to $2.411 million in 2016.  Our expectation is that all significant acquisition costs as they relate to Ojai were recorded in 2017, while almost all of the Coast acquisition costs are reflected in 2016 expense.  Additional non-recurring expenses included in this category are a $200,000 lending-related legal settlement incurred in the fourth quarter of 2017, and approximately $100,000 in non-recurring adjustments to lending costs in the first quarter of 2017.  Other non-interest expense also reflects increases in the normal course of business, higher ongoing operating costs related to more branches, an increase in amortization expense for our core deposit intangibles, reductions in net OREO expense totaling $59,000 for the quarter and $387,000 for the year, lower regulatory assessments, and for the year, a drop in operations-related losses, higher stock option expense for directors, and an increase in director retirement plan accruals due to a non-recurring expense reversal of $173,000 in the first quarter of 2016.

Sierra Bancorp Financial Results

January 22, 2018

The Company’s provision for income taxes was 60% of pre-tax income in the fourth quarter of 2017 relative to 34% in the fourth quarter of 2016, and was 41% for the year in 2017 as compared to 33% in 2016.  The higher tax accrual rate for 2017 is primarily the result of the aforementioned $2.710 million deferred tax asset revaluation charge, but also reflects higher taxable income relative to available tax credits.  Our tax accrual rate would have been even higher in 2017 if not for our adoption of FASB’s Accounting Standards Update 2016-09 effective January 1, 2017, and the subsequent change in accounting methodology associated with the disqualifying disposition of Company shares issued pursuant to the exercise of incentive stock options.  Prior to January 1, 2017, the favorable tax impact of disqualifying dispositions was recorded directly to equity, whereas it is now reflected in the income statement as an adjustment to our income tax provision.  Disqualifying dispositions had a small impact on our tax accrual rate during the fourth quarter, but they occurred at a higher rate during the first and second quarters of 2017 and thus had a larger favorable impact on our year-to-date tax accrual.

Balance sheet changes during 2017 include an increase in total assets of $307 million, or 15%, due to higher loan and investment portfolio balances and a $23 million increase in goodwill and other intangible assets, partially offset by a reduction of $50 million, or 42%, in cash and due from banks.  The reduction in cash balances includes a $32 million reduction in interest-earning balances held in our Federal Reserve Bank account and correspondent banks, and an $18 million drop in non-earning balances.  Part of the drop in shorter-term cash balances represents redeployment into longer-term investment securities, which reflect an increase of $28 million, or 5%, in 2017.

Gross loans increased by $295 million, or 23%, due to the impact of the Ojai acquisition, which added $218 million in loans as of the acquisition date, and strong organic growth in real estate loans in 2017.  Non-agricultural real estate loans were up $303 million, or 39%, for the year, while agricultural real estate loans increased by $6 million, or 4%, agricultural production loans were up $1 million, or 1%, and commercial loans increased $12 million, or 10%.  Those increases were partially offset by a drop of $25 million, or 15%, in mortgage warehouse loans, which declined as the utilization rate on mortgage warehouse lines dropped to 34% at December 31, 2017 from 48% at December 31, 2016.  Consumer loans were also down by close to $2 million, or 13%.  While we have experienced a higher level of real-estate secured and agricultural lending activity in recent periods, and our pipeline of loans in process of approval remains relatively robust, no assurance can be provided with regard to future loan growth as payoffs remain at relatively high levels and mortgage warehouse loan volumes are difficult to predict.

Total nonperforming assets, namely non-accrual loans and foreclosed assets, increased by $854,000, or 10%, during 2017.  While non-accruing loans were reduced by $2.4 million, foreclosed assets increased by $3.3 million largely due to the addition of a single property that was on the books of Ojai Community Bank on the acquisition date.  Despite the increase in the dollar volume of nonperforming assets, the Company’s ratio of nonperforming assets to loans plus foreclosed assets dropped slightly, to 0.60% at December 31, 2017 from 0.68% at December 31, 2016, due to an increase in the denominator resulting from loan growth.  All of the Company’s impaired assets are periodically reviewed, and are either well-reserved based on current loss expectations or are carried at the fair value of the underlying collateral, net of expected disposition costs.  In addition to nonperforming assets, the Company had $12 million in loans classified as restructured troubled debt (TDRs) that were included with performing loans as of December 31, 2017, down by $2 million, or 15%, from the level of TDRs at December 31, 2016.

The Company’s allowance for loan and lease losses was $9.0 million at December 31, 2017, down from $9.7 million at December 31, 2016.  The decline for the year was enabled primarily by improved credit quality in the overall loan portfolio.  However, the net change in the allowance also includes reserves provided for losses inherent in incremental loan balances and unanticipated charge-offs.  Net principal recoveries supplemented the allowance by $482,000 in 2017, compared to net charge-offs

Sierra Bancorp Financial Results

January 22, 2018

against the allowance totaling $722,000 in 2016.  Because of the drop in the level of the allowance and growth in our loan portfolio the allowance fell as a percentage of loans, to 0.58% at December 31, 2017 from 0.77% at December 31, 2016.  It should be noted that our reserve level has been favorably impacted by acquired loans, which were booked at their fair value on the acquisition date and thus did not initially require a loan loss allowance.  Furthermore, loss reserves allocated to mortgage warehouse loans are relatively low because we have not experienced any losses in that portfolio segment.  Management’s detailed analysis indicates that the Company’s allowance for loan and lease losses should be sufficient to cover credit losses inherent in loan and lease balances outstanding as of December 31, 2017, but no assurance can be given that the Company will not experience substantial future losses relative to the size of the allowance.

The branches in the Ojai acquisition are all leased properties, but the Woodlake branch acquisition involved the ownership transfer of real property which was the primary reason for the 2% increase in bank premises and equipment.  Other assets increased by $33 million, or 34%, due in part to almost $22 million in goodwill and core deposit intangibles stemming from the Ojai acquisition, a total of $3 million in OREO and $2 million in bank-owned life insurance that was included with the Ojai acquisition, and over $1 million in intangibles from the Woodlake branch acquisition.

Deposit balances reflect net growth of $293 million, or 17%, during 2017, due primarily to the Ojai Community Bank and Woodlake branch acquisitions in the fourth quarter, which added $231 million and $27 million, respectively, to deposit balances at the acquisition dates.  Despite strong organic growth in the first half, if acquisition balances are excluded we would have experienced net deposit runoff during the latter part of the year in 2017.  Part of the runoff represents business customers utilizing cash to accelerate expenditures, in order to take advantage of the beneficial tax impact of certain deductions in 2017.  We have also seen the runoff of some higher-rate deposits from the Ojai acquisition.  Junior subordinated debentures increased slightly from the accretion of the discount on trust-preferred securities acquired from Coast, but other non-deposit borrowings were reduced by $43 million, or 59%, in 2017.

Total capital of $256 million at December 31, 2017 reflects an increase of $50 million, or 24%, for the year due primarily to the impact of the Ojai acquisition, which was a stock transaction.  The increase also includes capital from stock options exercised and the addition of income, net of dividends paid.  There were no share repurchases executed by the Company during the recently concluded quarter.

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 41st year of operations and is the largest independent bank headquartered in California's South San Joaquin Valley.  Bank of the Sierra is a community-centric regional bank, which offers a full range of retail and commercial banking services with full-service branches located within the counties of Tulare, Kern, Kings, Fresno, Los Angeles, Ventura, San Luis Obispo, and Santa Barbara.  The Bank also maintains an online branch, and provides specialized lending services through an agricultural credit center, a real estate industries center, and an SBA center.  In 2018, Bank of the Sierra received a Bauer Financial 5-star rating, an honor only awarded to the strongest financial institutions in the country.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company.  Readers are cautioned not to unduly rely on forward looking statements.  Actual results may differ from those projected.  These forward-looking statements involve

Sierra Bancorp Financial Results

January 22, 2018

risks and uncertainties including but not limited to the health of the national and local economies, the Company’s ability to attract and retain skilled employees, customers' service expectations, the Company's ability to successfully deploy new technology, the success of acquisitions and branch expansion, changes in interest rates, loan portfolio performance, and other factors detailed in the Company’s SEC filings, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recent Form 10-K and Form 10-Q.

Sierra Bancorp Financial Results

January 22, 2018

CONSOLIDATED INCOME STATEMENT
(in $000's, unaudited)	Qtr Ended:		4Q17 vs	Qtr Ended:	4Q17 vs	Year Ended:		YTD17 vs
	12/31/2017	9/30/2017	3Q17	12/31/2016	4Q16	12/31/2017	12/31/2016	YTD16
Interest Income	$ 24,134	$ 19,832	+22%	$ 18,745	+29%	$ 80,924	$ 68,505	+18%
Interest Expense	1,592	1,397	+14%	980	+62%	5,223	3,323	+57%
Net Interest Income	22,542	18,435	+22%	17,765	+27%	75,701	65,182	+16%

Provision for Loan & Lease Losses	(1,440)	-	NM	-	NM	(1,140)	-	NM
Net Int after Provision	23,982	18,435	+30%	17,765	+35%	76,841	65,182	+18%

Service Charges	2,967	2,916	+2%	2,617	+13%	11,230	10,151	+11%
BOLI Income	453	377	+20%	254	+78%	1,640	994	+65%
Gain (Loss) on Investments	(484)	918	-153%	12	-4133%	500	223	+124%
Other Non-Interest Income	2,435	1,699	+43%	2,496	-2%	8,409	7,870	+7%
Total Non-Interest Income	5,371	5,910	-9%	5,379	0%	21,779	19,238	+13%

Salaries & Benefits	8,889	7,478	+19%	7,097	+25%	31,506	27,452	+15%
Occupancy Expense	2,667	2,368	+13%	2,086	+28%	9,590	7,766	+23%
Other Non-Interest Expenses	7,647	5,599	+37%	5,555	+38%	24,345	22,835	+7%
Total Non-Interest Expense	19,203	15,445	+24%	14,738	+30%	65,441	58,053	+13%

Income Before Taxes	10,150	8,900	+14%	8,406	+21%	33,179	26,367	+26%
Provision for Income Taxes	6,106	3,158	+93%	2,889	+111%	13,640	8,800	+55%
Net Income	$ 4,044	$ 5,742	-30%	$ 5,517	-27%	$ 19,539	$ 17,567	+11%

TAX DATA
Tax-Exempt Muni Income	$ 1,008	$ 1,002	+1%	$ 784	+29%	$ 3,747	$ 3,009	+25%
Interest Income - Fully Tax Equiv	$ 24,677	$ 20,372	+21%	$ 19,167	+29%	$ 82,942	$ 70,125	+18%

NET CHARGE-OFFS (RECOVERIES)	$ (1,699)	$ 446	NM	$ 179	NM	$ (482)	$ 722	NM

Note:  An "NM" designation indicates that the percentage change is "Not Meaningful", likely due to the fact that numbers for the comparative periods are of opposite signs or because the denominator is zero

Sierra Bancorp Financial Results

January 22, 2018

PER SHARE DATA
(unaudited)	Qtr Ended:		4Q17 vs	Qtr Ended:	4Q17 vs	Year Ended:		YTD17 vs
	12/31/2017	9/30/2017	3Q17	12/31/2016	4Q16	12/31/2017	12/31/2016	YTD16
Basic Earnings per Share	$0.27	$0.41	-34%	$0.40	-33%	$1.38	$1.30	+6%
Diluted Earnings per Share	$0.26	$0.41	-37%	$0.40	-35%	$1.36	$1.29	+5%
Common Dividends	$0.14	$0.14	0%	$0.12	+17%	$0.56	$0.48	+17%

Wtd. Avg. Shares Outstanding	15,204,905	13,839,111	+10%	13,779,671	+10%	14,172,196	13,530,293	+5%
Wtd. Avg. Diluted Shares	15,387,218	14,013,987	+10%	13,931,472	+10%	14,357,782	13,651,804	+5%

Book Value per Basic Share (EOP)	$16.81	$15.83	+6%	$14.94	+13%	$16.81	$14.94	+13%
Tangible Book Value per Share (EOP)	$14.61	$15.05	-3%	$14.14	+3%	$14.61	$14.14	+3%

Common Shares Outstanding (EOP)	15,223,360	13,840,429	+10%	13,776,589	+11%	15,223,360	13,776,589	+11%

KEY FINANCIAL RATIOS
(unaudited)	Qtr Ended:			Qtr Ended:		Year Ended:
	12/31/2017	9/30/2017		12/31/2016		12/31/2017	12/31/2016
Return on Average Equity	6.53%	10.45%		10.52%		8.82%	8.71%
Return on Average Assets	0.68%	1.10%		1.12%		0.93%	0.95%
Net Interest Margin (Tax-Equiv.)	4.30%	3.97%		4.03%		4.04%	3.95%
Efficiency Ratio (Tax-Equiv.)	65.80%	63.90%		62.21%		65.52%	67.23%
Net C/O's to Avg Loans (not annualized)	-0.11%	0.03%		0.01%		-0.04%	0.06%

Sierra Bancorp Financial Results

January 22, 2018

STATEMENT OF CONDITION
(balances in $000's, unaudited)
			Dec '17 vs		Dec '17 vs
ASSETS	12/31/2017	9/30/2017	Sep '17	12/31/2016	Dec '16
Cash and Due from Banks	$ 70,137	$ 54,607	+28%	$ 120,442	-42%
Investment Securities	558,329	583,200	-4%	530,083	+5%

Real Estate Loans (non-Agricultural)	1,086,200	876,067	+24%	783,017	+39%
Agricultural Real Estate Loans	140,516	145,550	-3%	134,480	+4%
Agricultural Production Loans	46,796	49,315	-5%	46,229	+1%
Comm'l & Industrial Loans & Leases	135,662	111,365	+22%	123,595	+10%
Mortgage Warehouse Lines	138,020	119,031	+16%	163,045	-15%
Consumer Loans	10,626	10,297	+3%	12,165	-13%
Gross Loans & Leases	1,557,820	1,311,625	+19%	1,262,531	+23%
Deferred Loan & Lease Fees	2,774	2,705	+3%	2,924	-5%
Loans & Leases Net of Deferred Fees	1,560,594	1,314,330	+19%	1,265,455	+23%
Allowance for Loan & Lease Losses	(9,043)	(8,784)	+3%	(9,701)	-7%
Net Loans & Leases	1,551,551	1,305,546	+19%	1,255,754	+24%

Bank Premises & Equipment	29,388	28,373	+4%	28,893	+2%
Other Assets	130,893	106,267	+23%	97,701	+34%
Total Assets	$ 2,340,298	$ 2,077,993	+13%	$ 2,032,873	+15%

LIABILITIES & CAPITAL
Non-Interest Demand Deposits	$ 635,434	$ 571,509	+11%	$ 524,552	+21%
Int-Bearing Transaction Accounts	523,590	496,647	+5%	498,824	+5%
Savings Deposits	283,126	245,093	+16%	215,693	+31%
Money Market Deposits	171,611	122,772	+40%	119,417	+44%
Customer Time Deposits	374,625	343,558	+9%	336,985	+11%
Wholesale Brokered Deposits	-	-	0%	-	0%
Total Deposits	1,988,386	1,779,579	+12%	1,695,471	+17%

Junior Subordinated Debentures	34,588	34,544	0%	34,410	+1%
Other Interest-Bearing Liabilities	30,050	20,779	+45%	73,094	-59%
Total Deposits & Int.-Bearing Liab.	2,053,024	1,834,902	+12%	1,802,975	+14%

Other Liabilities	31,332	24,008	+31%	24,020	+30%
Total Capital	255,942	219,083	+17%	205,878	+24%
Total Liabilities & Capital	$ 2,340,298	$ 2,077,993	+13%	$ 2,032,873	+15%

Sierra Bancorp Financial Results

January 22, 2018

GOODWILL & INTANGIBLE ASSETS
(balances in $000's, unaudited)			Dec '17 vs		Dec '17 vs
	12/31/2017	9/30/2017	Sep '17	12/31/2016	Dec '16
Goodwill	27,357	8,268	+231%	8,268	+231%
Core Deposit Intangible	6,234	2,483	+151%	2,803	+122%
Total Intangible Assets	33,591	10,751	+212%	11,071	+203%

CREDIT QUALITY
(balances in $000's, unaudited)			Dec '17 vs		Dec '17 vs
	12/31/2017	9/30/2017	Sep '17	12/31/2016	Dec '16
Non-Accruing Loans	$ 3,963	$ 4,118	-4%	$ 6,365	-38%
Foreclosed Assets	5,481	2,674	+105%	2,225	+146%
Total Nonperforming Assets	$ 9,444	$ 6,792	+39%	$ 8,590	+10%

Performing TDR's (not incl. in NPA's)	$ 12,030	$ 12,707	-5%	$ 14,182	-15%

Non-Perf Loans to Gross Loans	0.25%	0.31%		0.50%
NPA's to Loans plus Foreclosed Assets	0.60%	0.52%		0.68%
Allowance for Ln Losses to Loans	0.58%	0.67%		0.77%

SELECT PERIOD-END STATISTICS
(unaudited)
	12/31/2017	9/30/2017		12/31/2016
Shareholders Equity / Total Assets	10.9%	10.5%		10.1%
Gross Loans / Deposits	78.3%	73.7%		74.5%
Non-Int. Bearing Dep. / Total Dep.	32.0%	32.1%		30.9%

Sierra Bancorp Financial Results

January 22, 2018

AVG BAL SHEET, INTEREST INC/EXP, & YIELD/RATE
(balances in $000's, unaudited)	For the quarter ended			For the quarter ended			For the quarter ended
	December 31, 2017			September 30, 2017			December 31, 2016
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets
Investments:
Federal funds sold/due from time	$ 10,646	$ 39	1.43%	$ 18,743	$ 63	1.32%	$ 8,868	$ 23	1.01%
Taxable	442,798	2,210	1.95%	446,395	2,224	1.95%	419,913	1,848	1.72%
Non-taxable	143,066	1,008	4.24%	142,544	1,002	4.23%	115,034	784	4.10%
Total investments	596,510	3,257	2.49%	607,682	3,289	2.47%	543,815	2,655	2.21%

Loans and Leases:
Real estate	1,216,894	16,742	5.46%	999,692	12,772	5.07%	899,081	11,820	5.23%
Agricultural Production	47,802	622	5.16%	51,063	651	5.06%	48,885	545	4.44%
Commercial	131,227	1,693	5.12%	113,166	1,483	5.20%	122,372	1,726	5.61%
Consumer	11,180	347	12.31%	11,046	328	11.78%	12,744	356	11.11%
Mortgage warehouse lines	124,220	1,437	4.59%	109,547	1,258	4.56%	167,262	1,605	3.82%
Other	3,196	36	4.47%	3,392	51	5.97%	2,733	39	5.68%
Total loans and leases	1,534,519	20,877	5.40%	1,287,906	16,543	5.10%	1,253,077	16,091	5.11%
Total interest earning assets	2,131,029	$ 24,134	4.59%	1,895,588	$ 19,832	4.26%	1,796,892	$ 18,746	4.24%
Other earning assets	10,121			8,741			8,506
Non-earning assets	205,010			163,525			156,892
Total assets	$ 2,346,160			$ 2,067,854			$ 1,962,290

Liabilities and shareholders' equity
Interest bearing deposits:
Demand deposits	$ 114,564	$ 89	0.31%	$ 136,304	$ 106	0.31%	$ 117,196	$ 90	0.31%
NOW	403,192	115	0.11%	376,067	106	0.11%	351,223	100	0.11%
Savings accounts	277,271	72	0.10%	238,824	65	0.11%	213,962	61	0.11%
Money market	188,470	88	0.19%	120,086	24	0.08%	120,826	23	0.08%
Customer Time Deposits	368,759	810	0.87%	343,564	731	0.84%	340,600	326	0.38%
Wholesale Brokered Deposits	0	0	0.00%	0	0	0.00%	0	0	0.00%
Total interest bearing deposits	1,352,256	1,174	0.34%	1,214,845	1,032	0.34%	1,143,807	600	0.21%
Borrowed funds:
Junior Subordinated Debentures	34,562	359	4.12%	34,519	351	4.03%	34,382	320	3.70%
Other Interest-Bearing Liabilities	32,924	59	0.71%	9,862	14	0.56%	51,372	59	0.46%
Total borrowed funds	67,486	418	2.46%	44,381	365	3.26%	85,754	379	1.76%
Total interest bearing liabilities	1,419,742	$ 1,592	0.44%	1,259,226	$ 1,397	0.44%	1,229,561	$ 979	0.32%
Demand deposits - non-interest bearing	639,850			560,057			502,993
Other liabilities	40,851			30,487			21,047
Shareholders' equity	245,717			218,084			208,689
Total liabilities and shareholders' equity	$ 2,346,160			$ 2,067,854			$ 1,962,290

Interest income/interest earning assets			4.59%			4.26%			4.24%
Interest expense/interest earning assets			0.29%			0.29%			0.21%
Net interest income and margin		$ 22,542	4.30%		$ 18,435	3.97%		$ 17,767	4.03%

NOTE: Where impacted by non-taxable income, yields and net interest margins have been computed on a tax equivalent basis utilizing a 35% tax rate.

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